Exhibit 99.1

Cellular Biomedicine Group Enters Into Definitive Agreement to Acquire CD40LGVAX Vaccine and Related Technologies and Know-How Which Will Be Used in a Pending PD-1 Combination Clinical Trial in the U.S. for Non-Small Cell Lung Cancer (NSCLC)

SHANGHAI, China and PALO ALTO, Calif., June 9, 2015 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine firm engaged in the development of new treatments for degenerative and cancerous diseases, today announced that it has entered into a definitive agreement to acquire from Blackbird Bio Finance (“BB”) University of South Florida’s  ("Licensor") next generation GVAX vaccine’s (“CD40LGVAX”) related technologies and know-how for an initial consideration of $2.5 million in cash and $1.75 million in shares of the Company’s Common Stock. The per share price will be based on the 20-day volume weighted average price (“VWAP”) of the Company's Common Stock upon the closing of the acquisition. CBMG will pay potentially more than $25 million in future milestones and royalty payments. As part of the transaction, CBMG will be the exclusive global licensee of the Licensor's related technologies and know-how, the progeny manufacturing rights with access to a master vaccine bank originating from the University of South Florida (“USF”).

The inventor of CD40LGVAX, Scott Antonia, MD, Ph.D. is currently the Department Chair of Thoracic Oncology and Program Leader of the Immuno-oncology Program at the Moffitt Cancer Center.  Dr. Antonia ranks among the foremost experts in the world of immuno-oncology and is an active collaborator with large pharmaceutical companies. He is recognized as one of the world’s leading authorities in the treatment of lung cancer with immunotherapeutics and has recently joined the Company's Scientific Advisory Board.  Given the positive Phase I results of CD40LGVAX alone in non-small cell lung cancer (NSCLC), Dr. Antonia plans to combine the CD40LGVAX with a checkpoint inhibitor, anti-PD1 monoclonal antibody, Nivolumab, in a three patient lead-in Phase I clinical trial followed by a randomized Phase II clinical trial in the U.S. to evaluate the safety and efficacy of the combination in patients with Stage 4 unresectable non-small cell lung cancer. The clinical trials are expected to commence in the second half of 2015.

Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group, commented: “This strategic acquisition will enable CBMG to broaden its product portfolio based on the acquired related technologies and know-how to augment our immuno-oncology platform portfolio, particularly cancer immunotherapy vaccine and combination technology platform. Fundamentally, it would transform CBMG into a global player with leading comprehensive cancer treatment programs. It should be noted that Dr. Antonia’s NSCLC advanced clinical programs using proprietary “off-the-shelf” vaccines, would be conducted in the United States with CBMG funding the vaccine supply.  We are committed to deploying resources in the U.S. to support the clinical trials, serve U.S. patients and obtain eventual FDA regulatory approval.  This represents a major milestone in our foray into the U.S. market.  In addition, upon receiving the requisite regulatory approval, we will seek approval to conduct clinical trials in China with leading medical centers to serve China’s patients with lung cancer.  We look forward to continuing to explore other international partnerships and licensing opportunities.”

ABOUT NSCLC
Based on the latest data available from NCCN Clinical Practice Guidelines in Oncology Non-Small Cell Lung Cancer (Version 4. 2014), an estimated 224,210 people in the United States were diagnosed with lung cancer in 2014, with an estimated 159,260 deaths occurring because of the disease. In China, 728,552 people were diagnosed with lung cancer in 2012, and 592,410 people in China died from lung cancer in 2012 (source: Chinese Cancer Registry annual report 2012 & GMCD40L Study Synopsis). NSCLC is relatively insensitive to chemotherapy and radiation therapy. Despite the advances of targeted therapies and recent breakthroughs with immune checkpoint inhibitors, such as anti-PD1 or PDL1 monoclonal antibody treatments, there are still significant unmet medical needs in NSCLC.  CD40LGVAX vaccine, in combination with an anti-PD1 monoclonal antibody, may provide synergistic and improved clinical benefits in both PDL1 positive and negative patients.

ABOUT CD40LGVAX
CD40LGVAX is a vaccine in which irradiated allogeneic lung adenocarcinoma cells are combined with a bystander cell line transfected with hCD40L and hGM-CSF.  The key differentiator is the transfection of the bystander cell line with GM-CSF and CD40L. Both GM-CSF and CD40L can activate dendritic cells (DC). Nivolumab, an anti-PD-1 monoclonal antibody, enhances cytotoxic T cell activity by blocking the interaction between PD-1 and its receptors.  The vaccine has previously been tested in a Phase I trial, and has shown encouraging efficacy and toxicity profile. In the United States, the Food and Drug Administration (“FDA”) has approved Nivolumab for treatment of patients with melanoma and advanced squamous NSCLC who have progressed on or after platinum-based chemotherapy.  About 25% to 30% of all NSCLC are squamous.  By combining CD40LGVAX with an anti-PD1 monoclonal antibody, the approach is expected to further boost the body’s immune system to kill cancer cells. Given the strength of both products and potential synergistic mechanism of action, this potential combination may provide more clinical benefit to NSCLC than either product alone.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com